Exhibit 11

                       InterCounty Bancshares, Inc.
           Computation of Consolidated Earnings Per Common Share
             (in thousands, except shares and per share data)

                                For the Three Months   For the Nine Months
                                 Ended September 30,   Ended September 30,
                                  1996       1995        1996       1995

Net income                    $    1,088      1,138  $    3,384      3,045
                               =========  =========   =========  =========
Weighted average shares:
   Common shares issued        1,541,666  1,547,064   1,546,604  1,547,520
   Unreleased common shares
    held by ESOP                  14,166     16,628      14,759     17,254
                               ---------  ---------   ---------  ---------
   Common shares outstanding   1,527,500  1,530,436   1,531,845  1,530,266

Add - common equivalent shares
    representing shares
    issuable upon exercise
    of employee stock options     41,801     32,614      38,391     28,024
                               ---------  ---------   ---------  ---------
Adjusted weighted average
number of shares outstanding
used in calculation of earnings
per common and common
equivalent share               1,569,301  1,563,050   1,570,236  1,558,290


Add - incremental shares
    representing shares
    issuable upon exercise
    of employee stock options
    based on September 30
    estimated fair value (1)         426      1,963       3,923      6,946
                               ---------  ---------   ---------  ---------
Adjusted weighted average number
of shares outstanding used in
calculation of earnings per
common share - assuming full
dilution                       1,569,727  1,565,013   1,574,159  1,565,236
                               =========  =========   =========  =========
Earnings per common share -
assuming no dilution          $      .71        .74        2.21       1.99

Earnings per common and
common equivalent share       $      .69        .73        2.16       1.95

Earnings per common share -
assuming full dilution        $      .69        .73        2.15       1.95


(1) There is presently no active public trading market for the Company's shares, nor are the prices at which common shares have been traded published by any national securities association or quotation service.
    Fair value for earnings per common share purposes was assumed to be $27.50 at September 30, 1996, and $24.00 at September 30, 1995.

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